Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACT:
(Investor Relations)	(Corporate Press)
Henry A. Diamond	Alan Lewis
Senior Vice President	Vice President
Investor Relations & Corporate Communications	Corporate Communications & Public Affairs
Take-Two Interactive Software, Inc.	Take-Two Interactive Software, Inc.
(646) 536-3005	(646) 536-2983
Henry.Diamond@take2games.com	Alan.Lewis@take2games.com

Take-Two Interactive Software to Acquire

Mobile Games Developer Playdots

Consideration of $192 million in cash and stock

Studio behind popular Two Dots will further diversify Take-Two’s mobile business and enhance Company’s offerings in casual, free-to-play games sector

New York, NY – August 18, 2020 – Take-Two Interactive Software, Inc. (NASDAQ:TTWO) today announced that it has entered into a definitive agreement to acquire privately-held Playdots, Inc. for $192 million, comprised of $90 million in cash and the balance in newly issued shares of Take-Two common stock The cash portion will be funded from Take-Two’s cash on hand. The number of Take-Two shares will be calculated by dividing $102 million by the average closing price per share on the Nasdaq Global Select Market during the thirty trading day period ending on the date three days prior to the closing date. The purchase price assumes a debt-free, cash-free company with a normalized level of net working capital (excluding cash) at the time of the closing of the acquisition. The acquisition is expected to close in the third calendar quarter of 2020, subject to customary closing conditions.

Founded in 2013 and based in New York City, Playdots builds mobile games with unique and thoughtful designs. The studio has created three mobile hits, Dots, Two Dots and Dots & Co., which have been downloaded over 100 million times. They are best known for Two Dots, which has been downloaded over 80 million times since its launch six years ago and that continues to deeply engage audiences throughout the world. With 2,900 levels of content, Two Dots was selected as an Editor’s Choice in both the Google Play Store and Apple App Store.

Playdots is led by Nir Efrat, who came to the company in March, 2018 and serves as Chief Executive Officer. Prior to Playdots, Efrat was Head of Franchises and Studios at King, the creator of the widely successful Candy Crush mobile game series, where he led franchises such as Farm Heroes Saga, Bubble Witch Saga, and Pet Rescue Saga. While at King, Efrat also oversaw the company’s game studios in London, Barcelona, Seattle, Berlin, and Shanghai. He will continue to lead Playdots and its approximately 70 employees following the completion of Take-Two’s acquisition of the company. Playdots has a robust development pipeline with a number of innovative puzzle games planned for launch over the coming years.

“Our acquisition of Playdots will diversify and strengthen further Take-Two’s mobile game offerings, particularly within the casual, free-to-play segment,” said Michael Worosz, Executive Vice President and Head of Strategy and Independent Publishing for Take-Two. “Two Dots continues to grow its audience and under the leadership of Nir, the addition of scavenger hunts, social leader boards and live-ops technology are enhancing the game and driving meaningful, long-term consumer engagement. We are very pleased to welcome Nir and the entire team at Playdots to the Take-Two family and are excited by the potential of their development pipeline and positive, long-term contributions to our business.”

Willkie Farr & Gallagher LLP is serving as legal counsel to Take-Two.

About Take-Two Interactive Software

Headquartered in New York City, Take-Two Interactive Software, Inc. is a leading developer, publisher and marketer of interactive entertainment for consumers around the globe. We develop and publish products principally through Rockstar Games, 2K, Private Division, and Social Point. Our products are designed for console systems and personal computers, including smartphones and tablets, and are delivered through physical retail, digital download, online platforms and cloud streaming services. The Company’s common stock is publicly traded on NASDAQ under the symbol TTWO. For more corporate and product information please visit our website at http://www.take2games.com.

All trademarks and copyrights contained herein are the property of their respective holders.

Cautionary Note Regarding Forward-Looking Statements

The statements contained herein which are not historical facts are considered forward-looking statements under federal securities laws and may be identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the Company’s future business and financial performance. Such forward-looking statements are based on the current beliefs of our management as well as assumptions made by and information currently available to them, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may vary materially from these forward-looking statements based on a variety of risks and uncertainties including: the uncertainty of the impact of the COVID-19 pandemic and measures taken in response thereto; the effect that measures taken to mitigate the COVID-19 pandemic have on our operations, including our ability to timely deliver our titles and other products, and on the operations of our counterparties, including retailers and distributors; the effects of the COVID-19 pandemic on consumer demand and the discretionary spending patterns of our customers; the impact of reductions in interest rates by the Federal Reserve and other central banks, including on our short-term investment portfolio; the impact of potential inflation; volatility in foreign currency exchange rates; our dependence on key management and product development personnel; our dependence on our Grand Theft Auto products and our ability to develop other hit titles; our ability to successfully integrate Playdots’ operations and employees; the timely release and significant market acceptance of our games; the ability to maintain acceptable pricing levels on our games; and risks associated with international operations.

Other important factors and information are contained in the Company’s most recent Annual Report on Form 10-K, including the risks summarized in the section entitled “Risk Factors,” the Company’s most recent Quarterly Report on Form 10-Q, and the Company’s other periodic filings with the SEC, which can be accessed at www.take2games.com. All forward-looking statements are qualified by these cautionary statements and apply only as of the date they are made. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

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